Exhibit 5.1
Writer’s Direct Dial: (212) 225-2420
E-Mail: SShalen@cgsh.com
August 31, 2005
Abercrombie & Fitch Co.
6301 Fitch Path
New Albany, Ohio 43054

Re:	Abercrombie & Fitch Co. Registration Statement on Form S-8
Ladies and Gentlemen:
          We have acted as counsel to Abercrombie & Fitch Co., a Delaware corporation (the “Company”), in connection with a registration statement on Form S-8 (the “Registration Statement”) to be filed today with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), for the registration of 1,982,710 shares of the Company’s Class A Common Stock, par value $.01 per share (the “Shares”), to be issued under the Company’s 2005 Long-Term Incentive Plan (the “Plan”), and the related Series A Participating Cumulative Preferred Stock Purchase Rights (the “Rights”) to be issued pursuant to the Rights Agreement (the “Rights Agreement”) dated as of July 16, 1998, between the Company and the Rights Agent named therein, as amended by Amendment No. 1 dated April 21, 1999, and as further amended by the Certificate of adjustment of number of Rights associated with share of Class A Common Stock, dated May 27, 1999, and the Appointment and Acceptance of Successor Rights Agent, effective October 8, 2001, between the Company and the Rights Agent named therein.
          We have participated in the preparation of the Registration Statement and have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made

Abercrombie & Fitch Co., p. 2
such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.
          In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.
          Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:
          1. The Shares have been duly authorized by all necessary corporate action of the Company and, when issued in accordance with the terms of the Plan, at prices in excess of the par value thereof, will be validly issued, fully paid and nonassessable.
          2. Upon issuance of the Shares in accordance with the terms of the Plan, at prices in excess of the par value thereof, the Rights associated with the Shares will be validly issued.
          The foregoing opinions are limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the Law.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Stephen H. Shalen

Stephen H. Shalen, a partner